EXHIBIT 5.1

June 14, 2013

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Commissioners:

Reference is made to the Registration Statement on Form S-8 filed by Fifth & Pacific Companies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on June 14, 2013 (the “Registration Statement”) relating to the issuance of shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), pursuant to the Fifth & Pacific Companies, Inc. 2013 Stock Incentive Plan, (the “Plan”).

I have reviewed copies of the Restated Certificate of Incorporation and By-Laws of the Company and the Registration Statement, and I have reviewed such other documents and records of the Company as I have deemed necessary as a basis for the opinions expressed. I have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company. Based on the foregoing, I am of the opinion that the shares of Common Stock of the Company to be issued pursuant to the Plan will be, when issued in compliance with such Plan, legally issued, fully-paid and non-assessable.

I am Senior Vice President – Chief Legal Officer, General Counsel and Secretary of the Company. As of June 13, 2013, I had a beneficial interest in an aggregate of approximately 441,032 shares of the Registrant’s Common Stock, inclusive of options to purchase 320,375 shares of the Registrant’s Common Stock and restricted stock units that upon vesting on July 1, 2013 may be settled for 114,600  shares of the Registrant’s Common Stock.

I hereby consent to the use of this opinion as an Exhibit to the above-mentioned Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder. I am delivering this opinion to the Company, and no person other than the Company may rely upon it.

Very truly yours,

/s/ Nicholas Rubino

Nicholas Rubino
Senior Vice President – Chief Legal Officer, General Counsel and Secretary